EXHIBIT 21.1
TRIAD FINANCIAL SM LLC
SUBSIDIARIES
At December 31, 2008:

Subsidiaries	State of Incorporation or Organization
Triad Financial Special Purpose LLC(1)	Delaware
Triad Financial SM Inc.	Delaware
Triad Financial Residual Special Purpose LLC	Delaware
Triad Automobile Receivables Trust 2005-A(1)	Delaware
Triad Automobile Receivables Trust 2005-B(1)	Delaware
Triad Automobile Receivables Trust 2006-A(1)	Delaware
Triad Automobile Receivables Trust 2006-B(1)	Delaware
Triad Automobile Receivables Trust 2006-C(1)	Delaware
Triad Automobile Receivables Trust 2007-A(1)	Delaware
Triad Automobile Receivables Trust 2007-B(1)	Delaware
Triad Financial Warehouse Special Purpose LLC	Delaware
Triad Automobile Receivables Warehouse Trust	Delaware
(1) Under the terms of the Company’s securitization transactions, the Company transferred finance receivables to this special purpose finance subsidiary of the Company. While this subsidiary is included in the Company’s consolidated financial statements, this subsidiary is a separate legal entity and the collateral and other assets held by this subsidiary are legally owned by this subsidiary and are not available to creditors of the Company or its other subsidiaries.